EXHIBIT 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	May 15, 2007
(218) 628-2217
IKONICS Revises First Quarter Earnings Release
DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced today a revision to its 2007 first quarter press release. For the period, the income tax benefit was increased by $45,000 resulting in a similar increase in earnings, and retained earnings was reduced by $137,000 as compared to the numbers previously reported on April 26, 2007.
The changes were the result of the first quarter adoption of a recent Financial Accounting Standards Board pronouncement regarding income taxes.
Compared to the same period last year, sales for the first quarter of 2007 increased by 4% to $3,508,000, and earnings increased by 42% to $139,000 or $0.07 per share. IKONICS earnings for the first quarter of 2007 were aided by the tax adjustment and a $55,000 gain on the sale of its interest in Apprise Technology Inc.
This press release contains forward-looking statements regarding sales, earnings, new products and acquisitions that involve risks and uncertainties. The company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify, complete and integrate suitable acquisitions, as well as the factors described in the company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation
Condensed Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	03/31/07	03/31/06

Sales	$3,507,767	$3,371,800
Costs and expenses	3,511,434	3,249,798

Income (Loss) from Operations	(3,667)	122,002
Gain on sale of investment	55,159	—
Interest Income	32,907	23,788

Income before income taxes	$84,399	$145,790
Federal and state income tax (expense) benefit	54,698	(47,488)

Net income	139,097	98,302

Earnings per common share-diluted	$0.07	$0.05

Average shares outstanding-diluted	2,064,511	2,019,238
Condensed Balance Sheets
As of March 31, 2007 and December 31, 2006

	3/31/07	12/31/06
	(Unaudited)
Assets
Current assets	$8,327,872	$8,229,210
Property, plant and equipment, net	1, 008,418	991,920
Investment in non-marketable equity securities	791,451	988,910
Intangible assets	496,155	485,421
Deferred income taxes	48,000	48,000

	$10,671,896	$10,743,461

Liabilities and Equity
Current liabilities	$761,795	$879,362
Long term debt	—	—
Stockholders’ equity	9,910,101	9,864,099

	$10,671,896	$10,743,461

Condensed Statements of Cash Flow (Unaudited)
For the Three Months Ending March 31, 2007 and 2006

	3/31/07	3/31/06
Net cash provided by operating activities	193,372	18,363
Net cash provided by (used in) investing activities	153,120	(217,178)
Net cash provided by financing activities	28,384	121,221

Net increase (decrease) in cash and cash equivalents	374,876	(77,594)
Cash and cash equivalents at beginning of period	3,428,186	3,412,072

Cash and cash equivalents at end of period	$3,803,062	$3,334,478